Exhibit 3.6

Certificate of the Designations, Powers,

Preferences and Rights

of the

Series A Convertible Preferred Stock

of

Geospatial Holdings, Inc.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

Geospatial Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”), by its President,

DOES HEREBY CERTIFY:

FIRST: That, pursuant to authority expressly vested in the Board of Directors of said Company by the provisions of its Articles of Incorporation, said Board of Directors duly adopted the following resolution providing for the designation and issuance of 1,575,000 shares of Series A Convertible Preferred Stock, $0.001 par value.

RESOLVED, that this Board of Directors, pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation of the Company, hereby authorizes the issue from time to time of a series of Preferred Stock of the Corporation and hereby fixes the designation, preferences, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Articles of Incorporation, to be in their entirety as follows:

The rights, preferences, privileges and restrictions granted to and imposed on the Series A Convertible Preferred Stock are as follows:

1. Definitions. For purposes of this Article, the following definitions shall apply:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Company” shall mean Geospatial Holdings, Inc., a Nevada corporation.

(c) “Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

(d) “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

(e) “Dividend Rate” shall mean 1% per annum of the Original Issue Price (as adjusted for any stock split, stock dividend, subdivision or combination of the Series A Preferred Stock) per annum for the Series A Preferred Stock, compounded annually.

(f) “National Securities Market” shall mean a national securities exchange, as defined in the Securities Exchange Act of 1934, as amended, or The Nasdaq Stock Market.

(g) “Original Issue Date” shall mean, with respect to any shares of Series A Preferred Stock, the date on which such share of Series A Preferred Stock was issued by the Company.

(h) “Original Issue Price” shall mean $1.00 per share for the Series A Preferred Stock.

(i) “Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

(j) “Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

2. Dividend Rights.

(a) Series A Preferred Stock. The holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, cumulative dividends at the annual Dividend Rate, prior and in preference to the payment of any dividend on the Common Stock (other than a Common Stock Dividend). Such dividends shall accrue on each share of Series A Preferred Stock from the date on which such share of Series A Preferred Stock is issued by the Company, and shall accrue from day to day until paid, whether or not earned or declared. Unless the full amount of any accrued and unpaid cumulative dividends accrued on the Series A Preferred Stock shall have been paid or declared in full and a sum sufficient for the payment thereof reserved and set apart, no dividend (other than a Common Stock Dividend) shall be paid or declared on any Common Stock.

(b) Participation Rights. If, after dividends in the full preferential amounts specified in this Section 2 for the Series A Preferred Stock have been paid in any calendar year of the Company and for each prior year, and the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Series A Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series A Preferred Stock held by such holder pursuant to Section 6.

(c) Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

(d) Payment on Conversion. If the Company shall have accrued but unpaid dividends with respect to the Series A Preferred Stock upon its conversion, the Company shall, subject to the legal availability of funds and assets therefor, pay in cash to the holder of the shares of Series A Preferred Stock being converted the full amount of any dividends accrued but unpaid on such shares. To the extent that funds are not legally available for the payment of such dividends, such dividends will be paid in shares of fully paid and nonassessable shares of Common Stock.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

(a) Liquidation Preferences. The holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price (as adjusted for stock splits, stock dividends, and the like) for the Series A Preferred Stock, plus all accrued but unpaid dividends thereon (regardless of whether such dividends have been declared).

(b) Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and the Series A Preferred Stock pro rata according to the number of shares of Common Stock held by such holders (where, for this purpose, holders of shares of Series A Preferred Stock will be deemed to hold (in lieu of their Series A Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock pursuant to Section 5) until the holders of Series A Preferred Stock have received, pursuant to Section 2(a), Section 2(b), Section 3(a) and this Section 3(b), an aggregate amount per share of Series A Preferred Stock equal to the Original Issue Price multiplied by two.

(c) Merger or Sale of Assets. A (i) consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger or (ii) a sale of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3.

(d) Non-Cash Consideration. If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

(i) if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

(ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale; and

(iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

4. Voting Rights.

(a) Preferred Stock. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

(b) General. Each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

5. Conversion Rights. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

(a) Optional Conversion.

(1) At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for conversion of such share, into fully paid and nonassessable shares of Common Stock, as provided herein.

(2) Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(b) Automatic Conversion.

(1) Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, upon the earliest to occur of: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, in which shares of Common Stock are approved for listing on a National Securities Market, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $35,000,000 and the public offering price per share of which equals or exceeds three (3) times the Original Issue Price of the Series A Preferred Stock per share, before deduction of underwriters’ discounts and commissions (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in Section 5(e)) (any such offering being referred to as a “Qualifying IPO”); (ii) the Company’s receipt of the written consent of the holders of not less than 66 2/3% of the then outstanding shares of Series A Preferred Stock to the conversion of all then outstanding Series A Preferred Stock under this Section 5; and (iii) June 7, 2010.

(2) Upon the occurrence of any event specified in Section 5(b)(1) above, the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(c) Conversion Price. Each share of Series A Preferred Stock shall be convertible in accordance with Section 5(a) or Section 5(b) above into the number of shares of Common Stock which results from dividing the Original Issue Price by the conversion price for Series A Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). The initial Conversion Price for the Series A Preferred Stock shall be the Original Issue Price for the Series A Preferred Stock. The Conversion Price of each series of Series A Preferred Stock shall be subject to adjustment from time to time as provided below.

(d) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of the Series A Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series A Preferred Stock. The Conversion Price for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(e) Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

(f) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(g) Sale of Shares Below Conversion Price.

(1) Adjustment Formula. If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the provisions of this Section 5(g) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 5(d), a dividend or distribution as provided in Section 5(e) or a recapitalization, reclassification or other change as provided in Section 5(f), for an Effective Price (as hereinafter defined) that is less than one hundred twenty five percent (125%) of the Original Issue Price, which, solely for the purposes of Section 5(g)(3) below and this Section 5(g)(1) shall be adjusted to take into account any Common Stock Event happening prior to any adjustment made under Section 5(g)(3) below and this Section 5(g)(1) (such price, the “New Sale Price”), then, and in each such case, the Conversion Price for Series A Preferred Stock shall be adjusted downward, as of the close of business on the date of such issue or sale, to the price obtained by multiplying the New Sale Price by 0.8. In no event shall the Conversion Price be increased.

(2) Certain Definitions. For the purpose of making any adjustment required under this Section 6(h):

(i) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than: (A) shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock; and (B) a total of up to 2,930,000 shares of Common Stock (or options, warrants or rights therefor) issued to employees, officers, or directors of, or consultants to, the Company or any Subsidiary pursuant to the Company’s 2007 Stock Option Plan adopted December 1, 2007, as amended and restated April 25, 2008 (the “Plan”) (such number of shares to be calculated net of any repurchases of such shares by the Company and net of any such expired or terminated options, warrants or rights and to be proportionally adjusted to reflect any subsequent Common Stock Event or any amendment to the Plan that results in a downward adjustment to number of shares of Common Stock reserved for issuance under the Plan);

(ii) The “Aggregate Consideration Received” by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii) “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Series A Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Company that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

(iv) “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock, including, but not limited to the Series A Preferred Stock.

(v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section 5(g), into the Aggregate Consideration Received, or deemed to have been received, by the Company under this Section 5(g), for the issue of such Additional Shares of Common Stock; and

(vi) “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(3) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of the Series A Preferred Stock required under this Section 5(g), if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than one hundred twenty five percent (125%) of the Original Issue Price, which, solely for the purposes of Section 5(g)(1) above and this Section 5(g)(3) shall be adjusted to take into account any Common Stock Event happening prior to any adjustment made under Section 5(g)(1) above and this Section 5(g)(3), then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible

Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall again be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii) if the minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that there actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(4) Maximum Conversion Price. In no event shall the Conversion Price be greater than $1.00 per share for the Series A Preferred Stock.

(h) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the Series A Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder’s address as shown in the Company’s books.

(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

(j) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

(l) No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

6. Amendments. No provision of this Certificate of Designation may be amended, modified or waived without the written consent or affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock, voting as a separate class.

THIRD: That such determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series A Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, as amended.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Geospatial Holdings, Inc. has caused this Certificate of Designation to be executed this 11th day of December, 2009.

GEOSPATIAL HOLDINGS, INC.

By:	/s/ Mark A. Smith
Name: Mark A. Smith
Title: Chief Executive Officer

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